Exhibit 99.1
June 5, 2019

UNITED NATURAL FOODS, INC. REPORTS THIRD QUARTER FISCAL 2019 RESULTS

Providence, Rhode Island- June 5, 2019 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the third quarter of fiscal 2019 ended April 27, 2019.

Third Quarter Fiscal 2019 Highlights

•	Net Sales Increased to $5.96 Billion, Including $3.24 Billion from SUPERVALU

•	Earnings Per Diluted Share (EPS) of $1.12; Adjusted EPS of $0.61

•	Integration of SUPERVALU Progressing; UNFI Now Operating As One Company with A National Leadership Team and Structure

	13-Week Period Ended
($ in thousands, except per share data)	April 27, 2019	April 28, 2018	Change
Net Sales	$5,962,620	$2,648,879	$3,313,741
Net Income	$57,092	$51,891	$5,201
Adjusted EBITDA(1)	$168,175	$111,907	$56,268
Earnings Per Diluted Share (EPS)	$1.12	$1.02	$0.10
Adjusted EPS(1)	$0.61	$1.04	$(0.43)

(1)	Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

“Our transformational journey continues, and I’m proud of what our team has accomplished this quarter,” said Steven L. Spinner, Chairman and Chief Executive Officer. “I am excited about our next chapter and the acceleration of value creation we expect to realize from the scale, services, and assortment that only UNFI can deliver.”

Third Quarter Fiscal 2019 Summary

Net sales from continuing operations by customer channel for the third quarter of fiscal 2019 compared to the third quarter of fiscal 2018 were as follows ($ in millions):

			13-Week Period Ended
Customer Channel (1)	Total % Growth	Legacy UNFI % Growth	April 27, 2019	April 28, 2018
Supernatural	11.1%	11.1%	$1,102	$992
Independents	20.2%	2.5%	829	689
Supermarkets	420.6%	(1.8)%	3,675	706
Other	36.5%	(15.3)%	357	262
Total	125.1%	2.8%	$5,963	$2,649

(1)
During the second quarter of fiscal 2019, the presentation of net sales by customer channel was adjusted to reflect changes in the classification of customer types as a result of a detailed review of customer channel definitions. There was no impact to the Condensed Consolidated Statements of Income as a result of revising the classification of customer types. As a result of this adjustment, net sales to our supermarkets channel and to our other channel for the third quarter of fiscal 2018 decreased approximately $12 million and $13 million, respectively, compared to the previously reported amounts, while net sales to the independents channel for the third quarter of fiscal 2018 increased approximately $25 million compared to the previously reported amounts.

Gross margin for the third quarter of fiscal 2019 was 13.22% of net sales compared to 15.41% of net sales for the third quarter of fiscal 2018. The largest driver of the decline in the gross margin rate was the addition of SUPERVALU at a lower gross profit rate. In addition, last year’s gross margin rate included the positive impact of a change in estimate of $20.9 million, which resulted from the Company having revised its calculation for its accrual for inventory purchases.

Operating expenses in the third quarter of fiscal 2019 were $737.7 million, or 12.37% of net sales, compared to $325.8 million, or 12.30% of net sales for the third quarter of fiscal 2018. The increase in operating expenses, as a percent of net sales, was driven by higher depreciation and amortization expense resulting from the SUPERVALU acquisition partially offset by the benefit of cost synergies.

Goodwill and asset impairment benefit was $38.3 million in the third quarter of fiscal 2019, resulting from adjustments to the purchase price allocation undertaken in the third quarter related to the net assets acquired in the SUPERVALU acquisition. The fiscal 2019 year-to-date goodwill impairment charge of $332.6 million, reflects the preliminary goodwill impairment charge of $370.9 million and the favorable adjustment to the charge of $38.3 million described above. The goodwill impairment charge and related purchase price allocations for the SUPERVALU acquisition are subject to change during the measurement period (up to one year from the acquisition date).

Restructuring, acquisition, and integration related expenses in the third quarter of fiscal 2019 were $19.4 million including employee-related costs and charges due to severance, settlement of outstanding equity awards and benefits costs and certain charges related to the divestiture of retail banners.

Operating income was $69.7 million in the third quarter of fiscal 2019 reflecting a benefit from the goodwill impairment charge adjustment of $38.3 million and restructuring, acquisition, and integration related expenses of $19.4 million. When excluding these items, operating income was $50.9 million, or 0.85% of net sales, in the third quarter of fiscal 2019. Operating income in the third quarter of fiscal 2018 was $82.2 million, or 3.10% of net sales, and included restructuring charges of $0.2 million. When excluding these charges, operating income for the third quarter of fiscal 2018 was $82.3 million, or 3.11% of net sales. The decrease in adjusted operating income, as a percent of net sales, was driven by lower gross margins, as a percent of net sales, and higher operating expenses, including depreciation and amortization expense resulting from the SUPERVALU acquisition, as a percent of net sales.

Adjusted EBITDA for the third quarter of fiscal 2019 was $168.2 million compared to $111.9 million for the third quarter of fiscal 2018. The increase was predominantly driven by the addition of SUPERVALU.

Interest expense, net for the third quarter of fiscal 2019 was $54.9 million and included expense of $0.4 million for unamortized debt issuance costs and original issue discount related to term loan prepayments made in the quarter with asset sale proceeds. When excluding these amounts, interest expense, net was $54.5 million compared to $4.3 million for the third quarter of fiscal 2018. The increase in interest expense, net was driven by the SUPERVALU acquisition financing.

Effective tax rate for continuing operations for the third quarter of fiscal 2019 was (32.4)% compared to 33.3% for the third quarter of fiscal 2018. The third quarter of fiscal 2019 effective tax rate reflects a tax benefit based on consolidated pre-tax income from continuing operations, while the third quarter of fiscal 2018 effective tax rate reflects tax expense on consolidated pre-tax income from continuing operations. The change in the effective tax rate for the quarter was primarily driven by purchase accounting adjustments that impacted the goodwill impairment charge recorded in the quarter.

Net income for the third quarter of fiscal 2019 was $57.1 million, including $24.4 million of income related to discontinued operations, compared to $51.9 million for the third quarter of fiscal 2018. The increase in net income was primarily the result of the benefit from the goodwill impairment charge adjustment and the contribution from SUPERVALU, partially offset by increased interest expense, and restructuring, acquisition, and integration related expenses.

Earnings Per Diluted Share (EPS) was $1.12 for the third quarter of fiscal 2019 compared to $1.02 for the third quarter of fiscal 2018. Adjusted EPS was $0.61 for the third quarter of fiscal 2019 compared to adjusted EPS of $1.04 in the third quarter of fiscal 2018, reflecting higher interest expense and lower operating income, offset in part by net income from discontinued operations.

Debt reduction during the third quarter (compared to the second quarter) was $21 million and was the result of the application of cash from operations and the proceeds from asset sales net of capital expenditures.

Fiscal 2019 Guidance
UNFI is updating fiscal 2019 Earnings Per Share guidance to a range of $(5.85) to $(5.65). This reflects the $38.3 million benefit from the goodwill impairment charge adjustment; $10 million in expected higher restructuring, acquisition, and integration related expenses; and adjusted EBITDA tracking closer to the low end of the range provided on March 5, 2019.

Conference Call and Webcast
The Company’s third quarter fiscal 2019 conference call and audio webcast will be held today, Wednesday, June 5, 2019 at 5:00 p.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods
(NOTE: On October 22, 2018, UNFI completed the acquisition of SUPERVALU INC. For more information on the acquisition, please visit www.bettertogether.unfi.com.)
UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its quarterly report on Form 10-Q for the period ended October 27, 2018 filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2018 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of SUPERVALU’s retail operations will exceed current estimates; the potential for additional goodwill impairment charges as a result of purchase accounting adjustments or otherwise; the Company’s reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional grocery products; increased competition in the Company’s industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers and online distributors; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the Company’s ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the addition or loss of significant customers or material changes to the Company’s relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company’s sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the potential for disruptions in the Company’s supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; and the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA and adjusted earnings per diluted common share. The measure adjusted earnings per diluted common share excludes goodwill and asset impairment charges, restructuring, acquisition, and integration related expenses, loss on debt extinguishment and interest on SUPERVALU’s senior notes during their mandatory redemption period, inventory fair value adjustment expense related to the acquisition of SUPERVALU, tax benefit related to U.S. tax reform enacted in December 2017, a legal reserve adjustment, discontinued operations store closures and other charges, net and the tax impact of adjustments. The non-GAAP measure adjusted EBITDA excludes total other expense, net, (benefit) provision for income taxes, depreciation and amortization, share-based compensation, goodwill and asset impairment charges, restructuring, acquisition and integration related expenses, inventory fair value adjustment related to the acquisition of SUPERVALU, discontinued operations store closures and other charges, net and a legal reserve adjustment.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons, assessing the underlying operating performance of the Company and understanding core business trends, and is a meaningful indication of its actual and estimated operating performance. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures and may also exclude other items that may arise. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2019 fiscal year to the comparable periods in the 2018 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Net sales	$5,962,620	$2,648,879	$14,979,982	$7,634,435
Cost of sales	5,174,070	2,240,792	13,017,318	6,487,610
Gross profit	788,550	408,087	1,962,664	1,146,825
Operating expenses	737,681	325,779	1,852,768	957,964
Goodwill and asset impairment (adjustment) charges	(38,250)	—	332,621	11,242
Restructuring, acquisition, and integration related expenses	19,438	151	134,567	151
Operating income (loss)	69,681	82,157	(357,292)	177,468
Other expense (income):
Net periodic benefit income, excluding service cost	(10,941)	—	(22,691)	—
Interest expense, net	54,917	4,347	121,149	12,060
Other, net	958	(24)	231	(1,305)
Total other expense, net	44,934	4,323	98,689	10,755
Income (loss) from continuing operations before income taxes	24,747	77,834	(455,981)	166,713
(Benefit) provision for income taxes	(8,027)	25,943	(104,091)	33,831
Net income (loss) from continuing operations	32,774	51,891	(351,890)	132,882
Income from discontinued operations, net of tax	24,370	—	47,847	—
Net income (loss) including noncontrolling interests	57,144	51,891	(304,043)	132,882
Less net (income) loss attributable to noncontrolling interests	(52)	—	116	—
Net income (loss) attributable to United Natural Foods, Inc.	$57,092	$51,891	$(303,927)	$132,882

Basic earnings per share:
Continuing operations	$0.64	$1.03	$(6.93)	$2.63
Discontinued operations	0.48	—	$0.95	$—
Basic income (loss) per share	$1.12	$1.03	$(5.99)	$2.63
Diluted earnings per share:
Continuing operations	$0.64	$1.02	$(6.93)	$2.61
Discontinued operations	0.48	—	0.94	$—
Diluted income (loss) per share	$1.12	$1.02	$(5.99)	$2.61
Weighted average share outstanding:
Basic	50,846	50,424	50,748	50,563
Diluted	50,964	50,751	50,748	50,816

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	April 27, 2019	July 28, 2018
ASSETS
Cash and cash equivalents	$37,861	$23,315
Accounts receivable, net	1,049,273	579,702
Inventories	2,214,950	1,135,775
Prepaid expenses and other current assets	185,498	50,122
Current assets of discontinued operations	147,521	—
Total current assets	3,635,103	1,788,914
Property and equipment, net	1,648,156	571,146
Goodwill	471,843	362,495
Intangible assets, net	1,071,898	193,209
Other assets	107,078	48,708
Long-term assets of discontinued operations	393,143	—
Total assets	$7,327,221	$2,964,472
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,472,250	$517,125
Accrued expenses and other current liabilities	227,356	103,526
Accrued compensation and benefits	152,757	66,132
Current portion of long-term debt and capital lease obligations	133,676	12,441
Current liabilities of discontinued operations	116,110	—
Total current liabilities	2,102,149	699,224
Long-term debt	2,943,992	308,836
Long-term capital lease obligations	122,936	31,487
Pension and other postretirement benefit obligations	208,816	—
Deferred income taxes	43,232	44,384
Other long-term liabilities	374,949	34,586
Long-term liabilities of discontinued operations	935	—
Total liabilities	5,797,009	1,118,517
Stockholders’ equity:
Preferred stock, par value $0.01 per share, authorized 5,000 shares; issued none	—	—
Common stock, par value $0.01 per share, authorized 100,000 shares; 51,719 shares issued and 51,104 shares outstanding at April 27, 2019, 51,025 shares issued and 50,411 shares outstanding at July 28, 2018	517	510
Additional paid-in capital	502,733	483,623
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(43,385)	(14,179)
Retained earnings	1,096,582	1,400,232
Total United Natural Foods, Inc. stockholders’ equity	1,532,216	1,845,955
Noncontrolling interests	(2,004)	—
Total stockholders’ equity	1,530,212	1,845,955
Total liabilities and stockholders’ equity	$7,327,221	$2,964,472

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	39-Week Period Ended
(In thousands)	April 27, 2019	April 28, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income including noncontrolling interests	$(304,043)	$132,882
Income from discontinued operations, net of tax	47,847	—
Net (loss) income from continuing operations	(351,890)	132,882
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	169,780	65,982
Share-based compensation	18,827	21,712
(Gain) loss on disposition of assets	(1,147)	111
Gain associated with disposal of investments	—	(699)
Closed property and other restructuring charges	21,368	—
Goodwill and asset impairment charges	332,621	11,242
Net pension and other postretirement benefit income	(22,691)	—
Deferred income taxes	(65,552)	(21,866)
LIFO charge	13,686	—
Change in accounting estimate	—	(20,909)
Provision for doubtful accounts	12,486	8,805
Loss on debt extinguishment	2,562	—
Non-cash interest expense	6,375	594
Changes in operating assets and liabilities, net of acquired businesses	(130,051)	(229,130)
Net cash provided by (used in) operating activities of continuing operations	6,374	(31,276)
Net cash provided by operating activities of discontinued operations	70,816	—
Net cash provided by (used in) operating activities	77,190	(31,276)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(136,953)	(29,646)
Purchase of acquired businesses, net of cash acquired	(2,282,327)	(29)
Proceeds from dispositions of assets	169,274	47
Proceeds from disposal of investments	—	756
Long-term investment	(110)	(3,397)
Other	299	—
Net cash used in investing activities of continuing operations	(2,249,817)	(32,269)
Net cash provided by investing activities of discontinued operations	50,065	—
Net cash used in investing activities	(2,199,752)	(32,269)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	1,912,178	—
Proceeds from borrowings under revolving credit line	3,313,014	500,061
Proceeds from issuance of other loans	22,719	—
Repayments of borrowings under revolving credit line	(2,306,104)	(394,671)
Repayments of long-term debt and capital lease obligations	(736,949)	(9,043)
Repurchase of common stock	—	(22,237)
Proceeds from the issuance of common stock and exercise of stock options	1,589	602
Payment of employee restricted stock tax withholdings	(3,253)	(4,522)
Payments for capitalized debt issuance costs	(62,587)	—
Net cash provided by financing activities of continuing operations	2,140,607	70,190
Net cash used in financing activities of discontinued operations	(254)	—
Net cash provided by financing activities	2,140,353	70,190
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(226)	(301)
NET INCREASE IN CASH AND CASH EQUIVALENTS	17,565	6,344
Cash and cash equivalents, at beginning of period	23,315	15,414
Cash and cash equivalents, at end of period	40,880	21,758
Less: cash and cash equivalents of discontinued operations	(3,019)	—
Cash and cash equivalents of continuing operations	$37,861	$21,758
Supplemental disclosures of cash flow information:
Cash paid for interest	$115,378	$12,368
Cash paid for federal and state income taxes, net of refunds	$71,643	$45,021

UNITED NATURAL FOODS, INC.

Reconciliation of Net Income (Loss) per Diluted Common Share to Adjusted Net Income per Diluted Common Share (unaudited)

	13-Week Period Ended		39-Week Period Ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Net income (loss) attributable to UNFI per diluted common share	$1.12	$1.02	$(5.99)	$2.61
Restructuring, acquisition, and integration related expenses(1)	0.38	—	2.65	—
Goodwill and asset impairment (adjustment) charges(2)	(0.75)	—	6.55	0.22
Loss on debt extinguishment(3)	0.01	—	0.05	—
Interest expense on senior notes(4)	—	—	0.06	—
Inventory fair value adjustment(5)	—	—	0.21	—
Net tax expense (benefit) related to U.S. Tax Reform(6)	—	0.02	—	(0.41)
Legal reserve adjustment	0.04	—	0.04	—
Discontinued operations store closures and other charges, net(7)	0.01	—	0.26	—
Tax impact of adjustments(8)	(0.20)	—	(2.17)	(0.07)
Adjusted net income per diluted common share(9)	$0.61	$1.04	$1.66	$2.35

(1)	Primarily reflects expenses resulting from the acquisition of SUPERVALU, including employee-related costs, store closure charges, and acquisition and integration expenses.

(2)
Fiscal 2019 reflects a goodwill impairment charge and the related adjustment attributable to the SUPERVALU acquisition. Fiscal 2018 reflects goodwill and asset impairment charges recorded related to the previously disposed Earth Origin’s Market retail business.

(3)
Reflects non-cash charges related to the acceleration of unamortized debt issuance costs due to term loan prepayments and extinguishment charges from the Company’s term loan, which was in place prior to the acquisition of SUPERVALU.

(4)	Interest expense recorded on the SUPERVALU senior notes in the mandatory 30-day redemption notice period.

(5)	Non-cash charge related to the step-up in inventory values from purchase accounting.

(6)
The amount reflected in the 39-week period ended April 28, 2018 represents the earnings per share impact of a $20.9 million benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017, $21.9 million of which was recorded during the 13-week period ended January 27, 2018, with the remaining $1.0 million of expense being recorded during the 13-week period ended April 28, 2018.

(7)
Amounts represent store closure charges and an inventory fair value adjustment related to discontinued operations, net of the effect of fees received from credit card companies related to a settlement.

(8)	Represents the tax effect of the adjustments besides the net tax expense (benefit) related to U.S. Tax Reform.

(9)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

Reconciliation of Net Income (Loss) from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)
(in thousands)

	13-Week Period Ended		39-Week Period Ended
	April 27, 2019	April 28, 2018	April 27, 2019	April 28, 2018
Net income (loss) from continuing operations(1)	$32,774	$51,891	$(351,890)	$132,882
Adjustments to continuing operations net income:
Total other expense, net	44,934	4,323	98,689	10,755
(Benefit) provision for income taxes	(8,027)	25,943	(104,091)	33,831
Depreciation and amortization	71,787	21,733	169,780	65,982
Share-based compensation	9,251	7,866	27,763	21,712
Restructuring, acquisition, and integration related expenses	19,438	151	134,567	151
Goodwill and asset impairment (adjustment) charges	(38,250)	—	332,621	11,242
Inventory fair value adjustment	—	—	10,463	—
Legal reserve adjustment	2,200	—	2,200	—
Adjusted EBITDA of discontinued operations(2)	34,068	—	76,840	—
Adjusted EBITDA	$168,175	$111,907	$396,942	$276,555

Income from discontinued operations, net of tax(1)	$24,370	$—	$47,847	$—
Adjustments to discontinued operations net income:
Less net (income) loss attributable to noncontrolling interests(1)	(52)	—	116	—
Total other expense, net	(369)	—	(957)	—
Provision for income taxes	7,772	—	13,759	—
Depreciation and amortization	591	—	829	—
Share-based compensation	774	—	1,306	—
Restructuring, store closure and other charges, net(3)	982	—	13,940	—
Adjusted EBITDA of discontinued operations(2)	$34,068	$—	$76,840	$—

(1)
In the third quarter of fiscal 2019, UNFI expanded its GAAP reconciliations to provide additional supplemental information regarding its adjustments within discontinued operations to arrive at the consolidated measure of Adjusted EBITDA. Previously, these line items were presented together as Net (loss) income attributable to United Natural Foods, Inc. These lines have been separated to provide for a separate presentation of the adjustments included within Adjusted EBITDA related to discontinued operations. This additional information had no impact on the previously presented calculation and definition of Adjusted EBITDA. For additional information regarding our discontinued operations, refer to UNFI’s Quarterly Reports on Form 10-Q.

(2)
Adjusted EBITDA of discontinued operations excludes rent expense of $11.6 million, $0.0 million, and $24.3 million and $0.0 million, respectively, as presented in this table, of operating lease rent expense related to stores within discontinued operations, but for which GAAP requires the expense to be included within continuing operations, as we expect to remain primarily obligated under these leases. Due to these GAAP requirements to show rent expense, along with other administrative expenses of discontinued operations within continuing operations, UNFI believes the inclusion of discontinued operations results within Adjusted EBITDA of discontinued operations provides UNFI and investors a meaningful measure of performance.

(3)
Amounts represent store closure charges and costs, and an inventory fair value adjustment related to discontinued operations, net of the effect of fees received from credit card companies related to a settlement.